Exhibit 10.2

EMPLOYEE INTELLECTUAL PROPERTY, NON-COMPETITION, AND
NON-SOLICITATION AGREEMENT

This Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is made as of October 14, 2019 (“Effective Date”), by and between 2U, Inc., a Delaware corporation (“2U”), and Paul Lalljie (“Employee”).

RECITAL

2U is engaged in a highly competitive Business (as defined below). Employee’s role and relationship with 2U involves a position of trust and confidence in which Employee will have access to Confidential Information (as defined below), and Employee’s activities will directly or indirectly support 2U’s business, research and development efforts, relationships with Customers (defined below), and goodwill, all of which are the result of significant investments by 2U and are valuable interests, which, if used or diverted to benefit a Competitor (as defined below), would cause irreparable harm. To protect these and other valuable investments and for good and valuable consideration, including, without limitation, Employee’s employment or continued employment with 2U (including through any promotion) and the severance payments and benefits set forth in this Agreement, specialized training and/or education provided by or paid for by 2U, access and/or contributions to Confidential Information (as defined below), and/or direct or indirect access to and/or support of 2U’s goodwill and relationships with Customers (defined below), Employee agrees to the obligations set forth below;

NOW, THEREFORE, incorporating the above recital as though set forth below, intending to be legally bound hereby, and in exchange for good and valuable consideration, the parties agree as follows:

1.            Engagement. To the extent that the terms of 2U’s employment of Employee are set forth in any separate employment agreement(s), this Agreement is hereby deemed incorporated therein. Notwithstanding, should any term of any separate agreement between 2U and Employee, including any employment agreement, and this Agreement conflict, the terms of this Agreement shall apply.

2.             Definitions.

(a)           “2U” shall mean 2U, its designees, successors and assigns and, in such capacities, its officers, directors, employees and/or agents.

(b)          “Business” shall mean all products, technologies, and services in or for the digital education and online program management industries that 2U is now or at any point in time during Employee’s employment with 2U engaged in or developing.

(c)           “Cause” shall mean the occurrence of any of the following events as determined by the Board of Directors of 2U (the “Board”) in its sole discretion: (1) Employee’s indictment for, or conviction or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude under the laws of the United States or any state thereof; (2) Employee’s commission of, or participation in, a fraud or act of willful dishonesty against 2U, or any intentional and unlawful harassment or discrimination in the course of Employee’s employment with 2U; (3) Employee’s intentional, material violation of any contract or agreement between Employee and 2U; (4) Employee’s unauthorized use or disclosure of 2U’s Confidential Information; or (5) Employee’s gross misconduct in connection with the performance of his duties.

(d)           “Competitor” shall mean any person or entity involved in any business that competes, or is intended to compete, with the Business.

(e)           “Confidential Information” shall mean any and all information, data, or knowledge that is confidential or proprietary, treated as confidential or proprietary by 2U or is not generally known by non-2U personnel, including but not limited to:

(1)              any and all information, data or knowledge disclosed by 2U to Employee or learned by Employee about 2U in connection with Employee’s employment with 2U;

(2)              any and all information, data or knowledge created or developed (in whole or in part) by Employee on behalf of, or in the course of Employee’s employment with, 2U;

(3)              Customer lists, student lists for 2U’s university partners, prospective Customer lists, and prospective student lists for 2U’s University partners;

(4)              actual or prospective student personal information collected by 2U and/or by any Customer;

(5)              any and all technical data, trade secrets or know how, patents in development, patent applications, processes, formulas, technology, designs, drawings, hardware configuration, software, data compilations, trademarks in development, original works of authorship, business and industry research, business plans, product plans, customer lists and customers, competitive advantages, legal and personnel practices, marketing, finances or other business information, and financial data, whether or not patentable or registrable under copyright or similar laws techniques, that were developed by 2U, by 2U employees, or otherwise for or on 2U’s behalf; and

(6)              any information which 2U obtains from any third party (including but not limited to any Customer) that Employee knows or should know constitutes such third party’s confidential information.

Information, data or knowledge shall be considered “Confidential Information” regardless of whether it is written or oral, and if written, regardless of how it was produced or reproduced or whether or not marked or specifically designated as confidential or proprietary. “Confidential Information” shall not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved.

(f)            “Customer” shall mean any educational institution (including any person or entity affiliated with any educational institution in a role related to digital education and/or online program management products, technologies, and services) (1) that Employee contacted, solicited business from, promoted or marketed products or services to, rendered any service to, was assigned to, had management responsibilities for, or received commissions, bonuses or incentives, or any other compensation on at any point in time during the last eighteen (18) months of Employee’s employment with 2U; and/or (2) that was the subject of Confidential Information to which Employee had access during Employee’ s employment with 2U.

(g)          “Good Reason” shall mean the following, without Employee’s consent: (1) the continual assignment of duties that are not commensurate in any material respect with Employee’s position, or a material diminution in Employee’s position, authority, reporting lines or responsibilities; (2) a material reduction in Employee’s annual base salary and/or annual target incentive opportunity; (3) a relocation of Employee’s principal work location to a location that is 35 miles or more from Washington, DC and results in a material increase in Employee’s commute from his primary residence; (4) 2U’s material violation of any written contract or agreement between Employee and 2U; or (5) Employee no longer serving as the principal financial officer of the Company (or Company’s successor in interest, if applicable), or the ultimate parent resulting from a Change in Control (as defined below). In addition, in the event Employee terminates his employment for any reason during the thirty (30) day period following the six (6)-month anniversary of the date Christopher “Chip” Paucek ceases to serve as Chief Executive Officer of the Company, and provided Employee has provided 2U with at least thirty (30) days’ prior written notice of such termination, such termination will be considered a Termination for Good Reason. For the avoidance of doubt, nothing in the preceding sentence limits the Company’s right to terminate Employee’s employment for Cause or for any reason other than Cause at any time, subject to the terms of this Agreement.

(h)           “Inventions” shall mean developments, concepts, improvements, designs, discoveries, ideas, whether or not patentable or registrable under copyright or similar laws, which Employee solely or jointly conceives or develops or reduces to practice, or causes to be conceived or developed or reduced to practice, during the period of Employee’s employment with 2U.

(i)            “Restricted Period” shall mean twelve (12) months following the termination of Employee’s employment with 2U for any reason (voluntary or involuntary).

(j)          “Termination for Good Reason” shall mean Employee’s election to terminate Employee’s employment for Good Reason, subject to the following procedure: (1) Employee gives 2U written notice of the event or condition constituting Good Reason within ninety (90) calendar days of Employee’s knowledge of its first occurrence; (2) the Employee allows 2U thirty (30) calendar days to cure such event or condition; and (3) if 2U fails to cure such event and condition, Employee terminates employment with 2U within the thirty (30) day period following the end of the cure period.

3.            Confidentiality Obligation. During and after Employee’s employment with 2U, Employee shall hold all Confidential Information in the strictest confidence and shall not use or disclose any Confidential Information, or provide any third party with access to any Confidential Information, except as required in the course of Employee’s job responsibilities for 2U, unless (a) specifically authorized in writing by 2U; (b) as permitted by law where the disclosure is made (1) in confidence to a government official or to an attorney, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding, so long as any such filing is made under seal; or (3) in a lawsuit or proceeding against an employer for retaliation based on the reporting of a suspected violation of law and/or to an attorney in any such lawsuit so long as any document containing the information is filed under seal and the information is not otherwise disclosed, except pursuant to court order; or (c) such disclosure is to Employee’s accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of such Confidential Information.

4.               Intellectual Property and Work for Hire.

(a)            Intellectual Property Retained and Licensed. Employee has attached hereto, as Exhibit A, a list describing all Inventions, original works of authorship (including any and all computer code), developments, improvements, and trade secrets which were made by Employee prior to the date hereof (collectively referred to as “Prior Intellectual Property”), which belong to Employee or in which Employee has an interest, which relate to 2U’s proposed business, products, programs or research and development, and which Employee does not assign to 2U hereunder. If no such list is attached, Employee represents that there are no such Prior Inventions. If Employee incorporates any Prior Intellectual Property into a 2U product, process, method or service, Employee hereby grants to 2U and 2U shall have a nonexclusive, royalty-free, irrevocable, perpetual and worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such product, process, method or service.

(b)             Assignment of Inventions. Employee will promptly make full written disclosure of all Inventions to 2U. Employee will hold in trust for the sole right and benefit of 2U, and hereby assigns to 2U (and its successors and assigns), all of Employee’s right, title, and interest in and to any and all Inventions, except as provided in Section 4(f) below. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within 2U’s sole discretion and for 2U’s sole benefit. Employee also agrees that no royalty will be due to Employee as a result of 2U’s efforts to commercialize or market any such Invention. Employee waives and quitclaims to 2U any and all claims of any nature whatsoever that Employee now has or hereafter may have for infringement of any patent application, patent, or other intellectual property right relating to any Inventions.

(c)            Work For Hire. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others within the scope of and during the period of Employee’s employment with 2U) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent that any such writings or works of authorship by Employee are not, by operation of law or otherwise, deemed works made for hire, Employee hereby irrevocably assigns to 2U the ownership of, and all rights (including but not limited to copyright) in, such items, and 2U shall have the right to obtain and hold in its own name all rights of copyrights, copyright registrations and similar protections that may be available with respect to any such writings or works.

(d)             Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with 2U, including, as applicable, notes, sketches, drawings, and any other format that may be specified by 2U. Employee shall provide such records to 2U as requested by 2U, and such records shall remain the sole property of 2U at all times.

(e)          Patent and Copyright Registrations. Employee and Employee’s executors, administrators, and legal representatives will be reasonably available to assist 2U, at 2U’s expense, in every proper way to secure 2U’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries. Employee agrees to disclose to 2U all pertinent information and with respect to the Inventions. Employee and Employee’s executors, administrators, and legal representatives will execute all applications, specifications, oaths, assignments and all other instruments which 2U shall deem reasonably necessary in order to apply for and obtain such rights and in order to assign and convey to 2U the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. The foregoing obligations shall continue after the termination, expiration or completion of Employee’s employment with 2U for any reason. If 2U is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to pursue any application for any United States or foreign patents or copyright or trademark registrations covering Inventions or original works of authorship assigned to 2U as above, then Employee hereby irrevocably designates and appoints 2U as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright or trademark registrations thereon with the same legal force and effect as if executed by Employee.

(f)           Exception to Assignments. Employee understands that the provision of this Agreement requiring assignment of Inventions to 2U does not apply to Inventions that the Employee developed or develops entirely on the Employee’s own time without using 2U’s equipment, supplies, facility or confidential or trade secret information unless those same Inventions relate to 2U’s business or actual or demonstrably anticipated research or development, or result from any work performed by the Employee for 2U.

5.             Competition and Future Employment.

(a)            No Competition During and After Employment. Given Employee’s access and contributions to Confidential Information, the specialized training or education provided by or paid for by 2U, and/or Employee’s direct or indirect access to and/or support of 2U’s goodwill and Customer relationships, during Employee’s employment with 2U and during the Restricted Period, Employee shall not, directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities), perform, or assist others to perform, work involving the Business for a Competitor. Notwithstanding the foregoing, this Section 5(a) does not prohibit Employee from providing services to any entity that (i) is comprised of multiple, independently managed subsidiaries or divisions, and (ii) in the prior fiscal year of such entity (measured at the commencement of Employee’s employment or other service with that entity) derived less than 15% of its total revenue from the Business (an “Approved Conglomerate”) or any subsidiary, business unit or division of any Approved Conglomerate, so long as Employee does not provide direct services, advice or support to a subsidiary, business unit or division of such Approved Conglomerate engaged in the Business and is not in any other way materially involved in the Approved Conglomerate’s Business operations.

(b)          Notification of Future Employment. In connection with the termination of Employee’s employment with 2U and during the Restricted Period, Employee shall provide 2U with fourteen (14) calendar days’ written notice of any new employment with a Competitor to allow 2U a reasonable opportunity to seek to obtain written assurances from Employee and Employee’s new employer satisfactory to 2U that Employee will not be rendering services which conflict with Employee’s obligations in Section 5(a) of this Agreement. If Employee initiates the termination, there shall be, at 2U’s sole option, a period of up to fourteen (14) calendar days after Employee gives written notice pursuant to this Section before the termination becomes effective, during which time Employee will provide such transitional services as 2U may reasonably request, and 2U will continue Employee’s pay so long as Employee satisfactorily provides such services.

6.            Non-Interference and Non-Solicitation of Customers. During Employee’s employment with 2U and for a period of twelve (12) months after the termination of Employee’s employment with 2U for any reason (voluntary or involuntary), Employee shall not, directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities), contact, call upon, solicit Business from, render services to, or market services, products, or platforms to any Customer and/or divert or interfere with, or attempt to divert or interfere with, 2U’s business or relationship with any Customer; provided, however, that the foregoing does not prohibit Employee’s general marketing and advertising not specifically targeted at any Customer.

7.           Non-Interference and Non-Solicitation of Employees and Contractors. During Employee’s employment and for a period of twelve (12) months after the termination of Employee’s employment with 2U for any reason (voluntary or involuntary), Employee shall not, directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities), (a) solicit, encourage, entice, or induce, or attempt to solicit, encourage, entice, or induce, any employee or contractor who is then or was, during the last twelve (12) months of Employee’s employment with 2U, employed by or contracted by 2U to terminate his, her, or its employment or other contractual relationship with 2U for any reason; or (b) offer employment to, hire, or cause to be hired by any entity or person other than 2U any employee or contractor who (1) is then or was, during the last six (6) months of Employee’s employment with 2U, employed by or contracted by 2U; and (2) comes to or approaches Employee and/or his/her future employer without Employee’s direct or indirect solicitation, involvement, or action; provided, however, that the foregoing shall not be violated by Employee’s good faith performance of his duties to 2U nor does the foregoing prohibit general recruiting and job postings not specifically targeted at any such employee or contractor of 2U.

8.            Returning Company Documents. Employee agrees that, immediately upon the termination of Employee’s employment with 2U for any reason (voluntary or involuntary), Employee will deliver to 2U (and will not keep in Employee’s possession (including in any physical, electronic, or online/cloud files), recreate or deliver to anyone else) any and all 2U devices, Confidential Information, and any other 2U property, including, but not limited to, records, data, notes, reports, proposals, lists (specifically including, but not limited to, 2U Customer lists and student lists), correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed or obtained by Employee during Employee’s employment with 2U or otherwise belonging to 2U, its successors, subsidiaries, parent or assigns, including, without limitation, those records maintained pursuant to Section 4(d) of this Agreement; provided, however, that notwithstanding anything in the foregoing to the contrary, Employee shall be permitted to retain, as his own property, Employee’s individual personal documents (such as tax, payroll and employee benefit records) and his personal address book and/or rolodex to the extent each contains only contact information.

9.          Severance. Solely in the event of either a termination by 2U of Employee’s employment other than for Cause (excluding terminations due to death or mental or physical disability) or Employee’s Termination for Good Reason, and contingent upon the Employee’s signing within 21 days following the date of such employment termination (and not revoking, if applicable) a separation agreement including a general release of claims in the form provided to the Employee by 2U (which form shall be in substantially the form attached hereto as Exhibit B (the “Separation and Release”)) as well as the Employee’s continued compliance with Sections 3, 4, 5, 6, 7, and 8 of this Agreement, Employee will be entitled to the following severance payments and benefits:

(a)         twelve (12) months of Employee’s annual base salary at the time of termination, with the payment divided into equal installments paid out over a period of twelve (12) months following Employee’s termination in accordance with 2U’s regular scheduled payroll practice; provided, however, that in the event such termination of employment occurs three (3) months prior to a Change in Control (as defined in the 2U, Inc. Amended and Restated 2014 Equity Incentive Plan) or within twelve (12) months after a Change in Control, Employee will instead be entitled to a lump sum payment equal to the sum of (i) Employee’s annual base salary at the time of termination, payable within sixty (60) days following the effective date of termination (or, if such termination occurred prior to the Change in Control, in lieu of the payment in this clause (i) any remaining base salary severance payment installments that would otherwise have been due to Employee under this subsection (a) absent such Change in Control will be accelerated and paid within thirty (30) days following the effective date of such Change in Control), and (ii) Employee’s target annual bonus for the year of termination, payable within sixty (60) days following the effective date of termination (or, if such termination occurred prior to the Change in Control, within thirty (30) days following the effective date of such Change in Control);

(b)        a prorated annual bonus for the year of termination based on actual performance for the full calendar year as determined by the Board (or compensation committee thereof) and prorated based on the number of months Employee was employed during the calendar year, payable in a lump sum when annual bonuses for such year are paid to Company employees generally (but in no event later than March 15 of the year following the year of termination); and

(c)          subject to Employee’s valid election to continue healthcare coverage under one or more of the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, 2U shall directly pay, or reimburse Employee, for the cost of continuation coverage for Employee and Employee’s covered dependents under such group health plans, during the period commencing on the date of Employee’s termination of employment and ending upon the earliest of: (i) the date that is twelve (12) months following Employee’s termination; (ii) the date that Employee and/or Employee’s covered dependents become no longer eligible for such coverage; and (iii) the date Employee becomes eligible for group medical coverage from a subsequent employer (and Employee agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company will instead provide Employee with a taxable monthly payment payable at the same time as, and in an amount equal to the amount of, the premium the Company would otherwise have paid or reimbursed, as applicable, under this subsection (c).

All payments made to Employee pursuant to this Section will be subject to withholding for all applicable federal, state and local withholding taxes. For the avoidance of doubt, Employee will not be required to mitigate the amount of any payments that come due under this Section 9 by seeking other employment, and such amounts will not be reduced by any compensation earned by Employee as a result of his other employment following the termination of his employment with 2U.

Notwithstanding anything to the contrary in this Agreement: (i) all benefits or payments provided by 2U to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), are intended to comply with or be exempt from Section 409A and (ii) no portion of the benefits or payments to be made under this Agreement subject to Section 409A will be payable until Employee has a “separation from service” from 2U within the meaning of Section 409A. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Employee upon or following Employee’s “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement, or arrangement), any such payments that are otherwise due within six (6) months following Employee’s “separation from service” (taking into account the preceding sentence of this Paragraph) will be deferred without interest and paid to Employee in a lump sum immediately following that six (6) month period. This Paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment. If the execution period applicable to the Separation and Release begins in one (1) calendar year and ends in the subsequent calendar year, no payments hereunder shall commence until such subsequent calendar year. 2U makes no representation that any or all of such payments will be exempt from or comply with Section 409A, and 2U makes no undertaking to preclude Section 409A from applying to any such payment. In addition, (A) all expenses or other reimbursements provided by 2U to Employee shall be payable in accordance with 2U’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

10.           Representations. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that Employee’s performance of and under all the terms of this Agreement will not breach any other agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s engagement with 2U. Employee has not entered into, and Employee agrees not to enter into, any oral or written agreement in conflict herewith.

11.        Voluntary Nature of Agreement. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY 2U OR ANYONE ELSE. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND THAT EMPLOYEE HAS ASKED ANY QUESTIONS NEEDED TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT. FINALLY, EMPLOYEE AGREES THAT EMPLOYEE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

12.          General Provisions.

(a)          Governing Law. This Agreement, and any claim or dispute (whether in contract, tort or otherwise) arising out of or related to this Agreement or the transactions contemplated hereby, will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

(b)          Venue and Consent to Jurisdiction. Any action, suit, or proceeding brought by Employee arising out of, connected with, or related to the subject matter of this Agreement shall be brought exclusively in a state or federal court of Delaware with subject matter jurisdiction. Any action, suit, or proceeding brought by 2U arising out of, connected with, or related to the subject matter of this Agreement may be brought in a state or federal court of Delaware with subject matter jurisdiction. Employee consents to personal jurisdiction and venue in the state and federal courts of Delaware in any action, suit, or proceeding arising out of, connected with, or related to the subject matter of this Agreement, waives any objection to venue in those courts, and consents to service of process by United States mail or express courier service in any such action, suit, or proceeding. Employee irrevocably and unconditionally waives the right to a trial by jury in any action, suit, or proceeding arising out of, connected with, or related to the subject matter of this Agreement or the actions of the parties in the negotiation, administration, performance, or enforcement of this Agreement.

(c)          Entire Agreement. This Agreement sets forth the entire agreement and understanding between 2U and Employee relating to the subject matter herein and supersedes all prior discussions between Employee and 2U. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Employee’s duties, obligations or compensation will not affect the validity or scope of this Agreement.

(d)          Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(e)          Successors, Assigns, and Third-Party Beneficiaries. 2U may transfer, convey, or assign this Agreement and any rights or obligations, in whole or in part, to any existing or future affiliate of 2U or to any acquirer or successor by merger, sales of assets, sale of stock, or any other form of acquisition or transaction pertaining to all or part of the business of 2U, and Employee consents to such transfers, conveyances, or assignments. This Agreement shall inure to the benefit of and may be enforced by 2U and any of its existing or future affiliates, including their successors and assigns, and shall be binding upon Employee, Employee’s heirs, executors, administrators, successors, assigns, and other legal representatives, and other successors in interest. This Agreement is personal to Employee’s employment with 2U and may not be assigned by Employee for any reason.

13.         Specific Relief. The Parties agree that the restrictions outlined in Sections 3, 4, 5, 6, 7, and 8 are reasonable and necessary protections of the immediate interests of 2U and that 2U would not have entered into this Agreement, or provided the consideration herein, without Employee’s agreement thereto. Employee agrees and acknowledges that Employee’s breach of any of the restrictions outlined in Sections 3, 4, 5, 6, 7, and 8 will cause irreparable harm to 2U and that damages arising out of any such breach may be difficult to determine. Employee therefore agrees and acknowledges that, in addition to all other rights and remedies 2U may have at law and/or in equity, 2U shall be entitled to specific performance and temporary and/or permanent injunctive relief restraining the breach and/or further breach of this Agreement by Employee, by Employee’s new Employer, and by any others acting in concert with Employee without the necessity of 2U’s proving actual damages or posting a bond. Employee agrees that if Employee breaches any restriction in Sections 5, 6, or 7 of this Agreement, then the restricted periods in those Sections shall all be extended automatically, and courts shall have the power to enforce the post-employment restricted periods in those Sections from the date of the last breach up to a maximum of twenty-four (24) months from the date Employee’s employment with 2U terminates. Should any provision in Sections 3, 4, 5, 6, 7, or 8, or any portion thereof, be invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining portions of any such provision or any other provision in this Agreement and shall not affect the enforcement of this Agreement in any other jurisdiction. Employee further agrees that, to the extent any provision in Sections 3, 4, 5, 6, 7, or 8, or any portion thereof, is unenforceable because it is deemed by a court to be overbroad, the provision shall be reformed and revised to the extent necessary to protect the applicable legitimate business interests of 2U, or otherwise applied and enforced in a more limited manner to the fullest extent permissible under applicable law.

14.          Survival. The provisions of this Agreement shall survive the termination of Employee’s employment, regardless of the reason for termination.

15.          California Employees.

(a)          Sections 12(a) and 12(b) shall not apply with respect to any controversy or claim arising in California, provided in each instance that (1) Employee primarily resided and worked in California (i) during and in connection with Employee’s employment with 2U and (ii) at the time Employee entered into this Agreement; and (2) Employee was not individually represented by counsel in negotiating the terms of this Agreement.

(b)          In any controversy arising in California, the post-employment obligations in Sections 5 and 6 and the no-hire obligation in Section 7 shall not apply with respect to services Employee renders in California after termination of employment that do not involve Employee’s use or disclosure of Confidential Information, provided in each instance that (1) Employee primarily resided and worked in California (i) during and in connection with Employee’s employment with 2U and (ii) at the time that Employee entered into this Agreement; and (2) Employee was not individually represented by legal counsel in negotiating the terms of this Agreement.

16.           Massachusetts Employees.

(a)          If Employee is a resident of the Commonwealth of Massachusetts and has been employed with 2U in the Commonwealth of Massachusetts at the time Employee’s employment with 2U terminates and for the thirty (30) calendar days immediately preceding that termination, then (1) this Agreement shall be governed by and interpreted according to the laws of the Commonwealth of Massachusetts, without regard to its conflict of law rules; and (2) any action relating to or arising out of this Agreement shall be brought either in the county of Massachusetts wherein Employee resides or in the superior court or the business litigation session of the superior court of Suffolk County, Massachusetts, or, if subject matter jurisdiction exists, in the United States District Court for the District of Massachusetts, and Employee consents to personal jurisdiction and venue in such courts and to service of process by United States mail or express courier service in any such action.

(b)           Employee acknowledges and agrees that the mutually agreed upon consideration set forth in this Agreement is adequate to satisfy the requirements of Massachusetts law.

EMPLOYEE HAS A RIGHT TO CONSULT, AND IS ADVISED TO CONSULT, WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AT LEAST FOURTEEN (14) CALENDAR DAYS TO REVIEW ITS TERMS. EMPLOYEE FURTHER ACKNOWLEDGES HAVING READ THIS AGREEMENT AND HAVING EXECUTED THIS AGREEMENT, AND EMPLOYEE AGREES TO THE TERMS ABOVE AND ACKNOWLEDGES THAT EMPLOYEE INTENDS TO BE LEGALLY BOUND BY THIS AGREEMENT.

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AGREED AND ACCEPTED:

2U,Inc.

By:	/s/ Christopher J Paucek

Name:	Christopher J Paucek

Title:	Co-Founder & CEO

Address:

Date:	October 10, 2019

Employee

By:	/s/ Paul Lalljie

Name:	Paul Lalljie

Address:

Date:	October 10, 2019

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description
1.
2.
3.

I agree that my inventions or improvements are listed or I have none. ☐

Additional Sheets Attached ☐

Signature of Employee:
Print Name of Employee:
Date:

Exhibit B

GENERAL RELEASE OF CLAIMS

_____________________ (“Employee”), as of the date set forth below, hereby enters into this GENERAL RELEASE OF CLAIMS (this “Release”).

WHEREAS, 2U, Inc. (the “Company”), and Employee are parties to a Confidential Information, Invention Assignment, Work for Hire and No Solicit/No Hire Agreement (the “Restrictive Covenant Agreement”);

WHEREAS, Employee’s employment with the Company terminated on _________________; and

WHEREAS, the effectiveness of this Release is a condition precedent to Employee’s receiving severance pursuant to the Restrictive Covenant Agreement.

NOW, THEREFORE, Employee agrees as follows:

1.                 Release. Employee, on behalf of him/herself and his/her heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company, its shareholders, partners, directors, board of managers, officers, agents, employees, parent companies, affiliates, subsidiaries, predecessors and successors, assigns, heirs, executors, administrators, attorneys, insurers and reinsurers, and anyone acting on its behalf (in such capacities, collectively, the “Company Releasees”) of and from any and all actions, causes of action, claims, compensation, costs, demands, damages, debts, expenses, injuries, liabilities, and losses of whatsoever nature, known or unknown (collectively, the “Claims”) which Employee or Employee’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees from the beginning of time through the date upon which Employee signs this Release, including, but not limited to, any Claims arising out of or relating to Employee’s employment with the Company and/or the termination of Employee’s employment with the Company, including, but not limited to, the following (all statutory references include any amendments thereto): the Age Discrimination in Employment Act of 1967 (if applicable); the Older Workers Benefit Protection Act; 42 U.S.C. § 1981 (if applicable); the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991; Title VII of the Civil Rights Act of 1964; the National Labor Relations Act; the Labor Management Relations Act, 1947; the Fair Labor Standards Act of 1938; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; Executive Order 11246; Md. Code Ann., State Gov’t § 20-101 to 20-1203; and any other applicable federal, state, or local laws. For employees working and/or residing in the state of California, the release provisions of this Section 1 expressly include claims for violations of the California Fair Employment and Housing Act, the California Family Rights Act, as well as claims for wages, penalties, attorneys’ fees or any other claim arising under the California Labor Code, California Business and Professions Code section 17200 et seq., and the applicable California Industrial Welfare Commission Order. Nothing in this Release shall be deemed to release or impair any rights under the Restrictive Covenant Agreement or any rights that cannot be waived under applicable law, including as to unemployment compensation or workers’ compensation benefits, or Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation. Employee represents that Employee has no complaints, charges, or lawsuits pending against the Company Releasees. Employee understands and agrees that nothing in this Release is intended to, or shall, interfere with or affect Employee’s right to participate or cooperate in any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission or Securities Exchange Commission) proceeding or investigation or to file a charge or Claim with such an agency. Employee further covenants and agrees that, except to the extent prohibited by applicable law, neither Employee nor Employee’s heirs, executors, administrators, successors, or assigns will be entitled to any personal recovery or relief in any proceeding of any nature whatsoever against the Company Releasees arising out of any of the matters released in this Release.

Notwithstanding the foregoing, this Release does not limit Employee’s right to receive an award for information provided to the SEC. In addition, this Release does not limit or release Employee’s rights (a) to benefits accrued and vested prior to the effective date of Employee’s employment termination under any employee benefit plan, policy or arrangement maintained by the Company, (b) to documented, accrued and unpaid wages, benefits and expense reimbursement owing for the period through the effective date of Employee’s termination of employment, (c) as a shareholder or in respect of outstanding equity awards pursuant to the applicable equity plan and award agreement, (d) to indemnification under contract, applicable corporate law, the by-laws or certificate of incorporation of the Company, any Company benefit plan, or as an insured under any director’s and officer’s liability insurance policy, or (e) to enforce this Release.

2.          California Release of Unknown Claims. Employee understands that this release extends to all of the aforementioned claims and potential claims forever and to the fullest extent permissible by law, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Employee expressly waives any right or benefit available to Employee in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.            Acknowledgement and Older Workers Benefit Protection Act. The Parties intend for this Release to comply with Section 201 of the Older Workers Benefit Protection Act of 1990, as applicable. Employee acknowledges and represents as follows:

(a)               Employee has read and understands this Release and all of its terms, conditions, requirements and obligations.

(b)               By executing this Release, Employee does not waive rights or claims that may arise after the date this Release is executed.

(c)              Prior to executing this Release, the Company has advised Employee in writing to consult with an attorney of Employee’s choosing in connection with this Release, Employee has had the opportunity to consult with an attorney of Employee’s choosing in connection with this Release, and Employee is fully satisfied that Employee understands it completely.

(d)               Employee has had or has been offered a period of at least twenty- one (21) calendar days within which to consider this Release and understands and acknowledges that, at Employee’s sole option, Employee may (but is not required to) execute this Release prior to the expiration of this twenty-one (21) day period.

(e)             If Employee is, at the time of signing this Release, 40 years of age or older, then Employee will have seven (7) calendar days from the date on which Employee signs this Release to revoke Employee’s consent to the terms of this Release. Such revocation must be in writing and must be addressed and sent via facsimile or electronic mail as follows: Erin Anderson, SVP, Human Resources, Fax: 240-667-7844, Email: eanderson@2u.com, and notice of such revocation must be received by 2U within the seven (7) calendar days referenced above. Provided that Employee does not revoke this Release within the seven (7) calendar days referenced above, this Release shall become effective on the eighth (8th) calendar day after the date on which Employee signs this Release.

4.            Nondisparagement. Employee acknowledges and agrees not to disparage or encourage or induce others to disparage the Company Releasees. The Company shall not in any official statement, filing or press release, and shall instruct each of its directors and officers to not, disparage or encourage or induce others to disparage Employee. Nothing in this Agreement is intended to or shall (a) prevent Employee, the Company, or any other person from providing truthful testimony in response to a valid subpoena, court order, regulatory request, or other judicial, administrative, or legal process, or otherwise as required by law, or from responding truthfully to disparaging comments made by the other party or (b) operate or be interpreted to limit or constrain actions or inactions the Company or Employee, as applicable, determines are reasonably necessary or appropriate to satisfy the Company’s or the Employee’s, as applicable, reporting obligations under the rules and regulations of the U.S. Securities and Exchange Commission or other applicable laws.

5.             Assignment. This Release is personal to Employee, and Employee may not assign Employee’s obligations under it. This Release will inure to the benefit of the Company Releasees.

6.             Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

IN WITNESS WHEREOF, Employee has executed this Release on the below-written date.

EMPLOYEE

Paul Lalljie	DATE

17